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Thursday September 16, 7:58 am Eastern Time

Company Press Release

SOURCE: Friedman's Inc.

Crescent Jewelers: Announces Restructuring

SAVANNAH, Ga., Sept. 16 /PRNewswire/ -- Friedman's Inc. (Nasdaq: FRDM - news)
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announced today that Crescent Jewelers, its West-Coast based privately-owned jewelry retailing affiliate, has concluded a transaction with its stakeholders to restructure Crescent's balance sheet. Crescent also announced today that it has closed a $112.5 million, three-year bank facility, led by Bank of America, N.A, to fund the restructuring transaction and provide for its working capital needs. The Crescent restructuring and new financing arrangements will significantly enhance its financial stability and liquidity, enable proper stocking of merchandise for the upcoming Christmas season and provide for resumption of unit growth.

As part of the restructuring, Friedman's $25 million investment in Crescent plus all accrued interest has been repaid in full. In addition, in exchange for credit enhancement of the new Crescent bank facility, Friedman's will receive a fee of 2% per annum on the amount of borrowings under the facility and a fifteen year warrant for a 50% ownership stake in Crescent Jewelers with an exercise price of $500,000.

Commenting on the restructuring transaction, Bradley J. Stinn, Chief Executive Officer of both Friedman's and Crescent said, "We are very pleased to announce the successful completion of the Crescent Jewelers restructuring, following over one year of intense and complex negotiations among Crescent's stakeholders. The closing of this transaction will strengthen Crescent's competitive position by enabling Crescent to improve the merchandising of its stores and to resume unit growth.

"From the Friedman's perspective, we are very pleased to continue our strategic relationship with Crescent Jewelers. We believe Crescent is positioned very well in one of the largest and fastest growing markets in the United States. In particular, Crescent operates 102 stores in the state of California, nearly double the amount of its nearest competitor. California represents the seventh largest economy in the world, the most populous state in the United States (population estimated to be 34 million in 1998) and is projected by the United States Census Bureau to be the fastest growing state through 2025.

"The transaction as structured will be immediately additive to earnings per share, provide attractive
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accounting treatment and improve return on equity. And furthermore, the transaction creates the potential for certain operating synergies as we go forward."

Crescent Jewelers is a specialty retailer of fine jewelry based in Oakland, California, and operates a total of 150 stores in 7 western states, with 102 stores in California.

Friedman's Inc. is a specialty retailer of fine jewelry based in Savannah, Georgia. The Company is a leading operator of fine jewelry stores in power strip centers. At September 16, 1999, the Company operated a total of 531 stores in 21 states of which 328 were located in power strip centers and 203 were located in regional malls. The Company's Class A Common Stock is traded on the Nasdaq National Market (Nasdaq Symbol, FRDM).

In connection with the transaction, management of both Friedman's and Crescent will be holding a conference call on Thursday, September 16, 1999 at 4:30 p.m. EST to discuss the transaction and respond to any questions. Parties interested in joining the call should phone 1-800-368-9817 on Thursday, September 16, 1999 on or after 4:25 p.m. EST. For anyone unable to participate on the call, there will be a replay until 6:00 p.m. EST on Friday, September 17, 1999 at 1-888-690-6080, passcode number 1630412. Please note that these are two different numbers for the live call and the replay.

Some of the statements included in this press release contain forward-looking information that involves a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those otherwise anticipated include Crescent's ability to achieve expected performance in the 1999 Christmas season and successfully open and operate new stores and other risks identified from time to time in the Company's public announcements and SEC reports and announcements.

 CONTACT: Victor M. Suglia, Senior Vice President and Chief Financial Officer of Friedman's, 912-233-9333, ext. 6103.